Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL LLP

March 3, 2014

Delphi Corporation
5725 Delphi Drive
Troy, MI 48098

Ladies and Gentlemen:

Delphi Corporation, a Delaware corporation (the “Company”), and each of the parent companies of the Company listed in Schedule I hereto (the “Guarantors”), have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-185558) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the Company’s $700,000,000 aggregate principal amount of its 4.15% Senior Notes due 2024 (the “Notes”).  The Notes are to be issued pursuant to a base indenture dated as of February 14, 2013 (as previously amended, supplemented or otherwise modified from time to time, the “Base Indenture”) among the Company, the guarantors party thereto, Wilmington Trust, National Association (the “Trustee”), and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (the “Agent”) and a second supplemental indenture dated as of March 3, 2014 among the Company, the Guarantors, the Trustee and the Agent (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) and sold pursuant to the Underwriting Agreement dated February 24, 2014 (the “Underwriting Agreement”) among the Company, the Guarantors and the several underwriters named therein (the “Underwriters”).  The Notes will be guaranteed by each of the Guarantors pursuant to the terms of the Indenture (the “Guarantees”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, and the Guarantees will constitute the valid and binding obligations of the Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that the Indenture is a valid, binding and enforceable agreement of each party thereto (other than the Company and the Guarantors).  We have also assumed that neither the issuance and delivery of the Notes or the Guarantees, nor the compliance by the Company or the Guarantors with the terms of the Notes or the Guarantees, respectively, will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or the Guarantors, or any restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.  Insofar as the foregoing opinion involves matters governed by the laws of Jersey and the United Kingdom, we have relied, without independent investigation, on the opinions of Carey Olsen and CMS Cameron McKenna LLP, respectively, each filed as an exhibit to a report on Form 8-K and incorporated by reference into the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP

Schedule I

State or Other Jurisdiction of Incorporation or Organization
Delphi Automotive PLC	Jersey
Delphi Automotive LLP	England and Wales
Delphi Automotive Holdings US Limited	Jersey